Exhibit 99.1
 News From

Buena, NJ 08310

Release Date: May 22, 2020

Contact:	Damian Finio Teligent, Inc. (856) 336-9117 www.teligent.com

TELIGENT, INC. ANNOUNCES FIRST QUARTER 2020 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•Net Revenues for the first quarter of 2020 decreased to $7.4 million compared to $13.1 million in the same quarter of the prior year. The $5.7 million decrease was driven primarily by a $3.8 million decrease in US Teligent label products relating to lost contract volume and incremental price erosion, a decrease of $1.6 million in Canadian revenues due to supply constraints, and a $.3 million decline in contract manufacturing sales.

•Inventory reserves increased by $1.4 million in the quarter due to lower of cost or market and quality-related adjustments.

•Gross profit was a loss of $1.2 million and we reported a negative gross margin of 16% in the first quarter compared to $5.8 million and 44%, respectively, in the same quarter of the prior year. The decline was driven by the combination of volume reductions, supply constraints and incremental inventory reserves mentioned above.

•Product development and research expenses decreased to $1.8 million in the first quarter of 2020, a 40% decline compared to $3.0 million for the same quarter of the prior year mainly due to the intentional deferral of projects.

•Selling, general and administrative expenses increased to $6.7 million in the first quarter of 2020 compared to $5.5 million reported in the same quarter of the prior year, driven primarily by ongoing legal fees and consulting fees associated with warning letter remediation and pre-approval inspection readiness.

•The current and anticipated future financial performance of the Company have been negatively impacted due to COVID-19. As a consequence, the Company recorded an impairment charge of $8.4 million in the current quarter related to trademarks and technology of $4.9 million and product acquisition costs of $3.5 million. There were no impairment charges recorded in the same quarter of the prior year.

•Net loss for the first quarter of 2020 was $26.8 million compared to a net loss of $8.7 million in the same quarter of the prior year. The incremental loss of $18.1 million is driven by the $5.7 million decline in revenues, $8.4 million of impairment charges, $2.7 million of incremental expenses, and a $1.3 million net non-cash loss due to the change in the Company's derivative liabilities. The net impact of $1.3 million resulted from a non-cash loss of $5.3 million associated with the change in the derivative liability of its Senior Credit Facilities, partially offset by a $4.0 million non-cash gain associated with its May 2023 Series B Senior Unsecured Convertible Notes. The incremental expenses incurred in the current quarter relate to our FDA Warning Letter remediation efforts and our second injectable Prior Approval Supplement submitted to the FDA.

COVID-19 Response Summary
In alignment with the directives in the state of New Jersey, as a Pharmaceutical manufacturing facility, we are considered "essential". We will remain open as long as permitted and conditions remain safe for our employees in order to continue to supply our products to the patients that need them.

Teligent has taken several preventative measures to help ensure business continuity, while maintaining safe and stable operations. We have directed all non-production employees to work from home in accordance with state and local guidelines and have implemented social distancing measures on-site at our manufacturing facility to protect employees and our products. Our employees are provided daily personal protective equipment upon their arrival to our facility and we have implemented temperature monitoring services at our newly established single point of entrance. We have also implemented a bi-weekly sanitization process of the facility. We have adjusted our production schedule to concentrate on high demand or low stock product to help reduce employee concentrations while continuing to focus on our customer demand.

"Our first priority is the health and safety of our employees while positioning our business to manage through these unprecedented times," said Tim Sawyer, Teligent President & CEO. Damian Finio, Teligent CFO added, "as a consequence of current macro-economic factors, we have implemented a variety of significant actions to reduce spending as a means to offset the decline in revenues".

In order to improve the Company’s liquidity as we manage through the impact of COVID-19 on our business we have taken the following actions:

•Beginning May 4th our Executive Leadership Team and all employees with annual salaries exceeding $100,000 accepted a 20% and 15% eight-week reduction in salary, respectively.

•Over the same eight week period, we furloughed a portion of employees at our Buena, NJ manufacturing facility.

•Initiated a company-wide effort to reduce discretionary spending, simplify the organization, and focus on only what’s critically important.

•We applied for and received $3.3 million of proceeds from the U.S. Small Business Administration Paycheck Protection Program (PPP) and plan to balance the employee-related actions previously taken with the needs of the business to ensure the majority of the loan will be forgiven.

Financial Guidance

Due to the uncertainties surrounding the duration and severity of the COVID-19 pandemic and its impact on our business, we are unable to reliably estimate our future financial results and therefore we are not in a position to provide guidance for the remainder of 2020.

However, given the recent relaxing of shelter-in-place guidelines in various states and the actions taken to reduce spending, we anticipate improved top and bottom line financial performance in the second quarter in comparison to the first quarter of 2020.

Notice of Anticipated Reverse Split

Nasdaq issued File Number SR-NASDAQ-2020-021 permitting a longer period of time for companies to regain compliance. This notification deferred our previously communicated deadline of June 1, 2020. However, the Company intends to effectuate a reverse stock split in the ratio of 10:1 in order to remove the uncertainty that a potential de-listing presents to current and future investors. We anticipate the reverse split will be effectuated on May 28, 2020.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to successfully complete future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA and adjusted net loss may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net loss, plus:

Depreciation expense

Amortization of intangibles

Interest expense and other expenses, net

Amortization of debt issuance costs, debt discounts and debt extinguishment

Impairment charges

Provision for income taxes

Foreign currency exchange loss

Changes in the fair value of derivatives

Non-cash stock-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it adds back non-cash and non-recurring operating expenses which have little to no bearing on the Company's cash flows, may subject to uncontrollable factors and not reflective of the Company's true operational performance.

The Company uses EBITDA, Adjusted EBITDA, and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition. Even though it believes that these financial measurements are useful to investors in evaluating the Company's performance, it also believes these financial measurements are subject to certain shortcomings. EBITDA or Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company or omitting share-based compensation expenses that may vary over time but represent a material portion of the overall compensation expense. Due to the inherent limitations of EBITDA, Adjusted EBITDA, and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA, Adjusted EBITDA and Adjusted EBITDA before product, development and research costs and encourages investors to do likewise.

The Company also presents a non-GAAP financial measures of adjusted net income/(loss) and adjusted net income/(loss) per diluted share, to show the adjusted net income/(loss) when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income/(loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income/(loss) divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)

	Three months ended March 31,
	2020	2019

Revenue, net	$7,447	$13,122

Costs and Expenses:
Cost of revenues	8,610	7,360
Selling, general and administrative expenses	6,717	5,513
Impairment charges	8,373	—
Product development and research expenses	1,800	2,989
Total costs and expenses	25,500	15,862
Operating loss	(18,053)	(2,740)

Other Expense:
Foreign currency exchange loss	(1,597)	(844)
Debt partial extinguishment of 2019 Notes	—	(185)
Interest and other expense, net	(5,876)	(4,947)
Change in the fair value of derivatives	(1,258)	—
Loss before income tax expense	(26,784)	(8,716)

Income tax expense	52	8

Net loss	$(26,836)	$(8,724)

Basic and diluted loss per share	$(0.50)	$(0.16)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,879,333	53,805,983

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended March 31,
	2020	2019

Gross product sales	$23,166	$27,414

Reduction to gross product sales:
Chargebacks and billbacks	11,955	10,886
Wholesaler fees for service	1,142	1,766
Sales discounts and other allowances	2,930	2,267
Total reduction to gross product sales	16,027	14,919

Product sales, net	7,139	12,495

Contract manufacturing product sales	197	542

Research and development services and other income	111	85

Total product sales, net	$7,447	$13,122

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended March 31,
	2020	2019

Net loss	$(26,836)	$(8,724)

Depreciation	985	876
Amortization of intangibles	741	756
Impairment charges	8,373
Interest expense (1)	4,172	3,424
Amortization of debt issuance costs, debt discounts and debt extinguishment	1,704	1,708
Provision for income taxes	52	8
EBITDA	(10,809)	(1,952)

Foreign currency exchange loss	1,597	844
EBITDA after foreign currency exchange loss	(9,212)	(1,108)
Non-cash stock-based compensation expense	491	368
Change in the fair value of derivatives	1,258	—
Adjusted EBITDA (2)	(7,463)	(740)

Product development and research expenses	1,593	2,666

Adjusted EBITDA before product development and research expenses	$(5,870)	$1,926

(1) Includes $2.0 million of payment-in-kind interest during the three months ended March 31, 2020 and 2019, respectively.

(2) Adjusted EBITDA excludes certain add backs available to the Company in calculating Consolidated Adjusted EBITDA under the terms of the Ares Loan Agreement used for determining covenant compliance.

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET LOSS
(in thousands, except share and per share information)

	Three months ended March 31,
	2020	2019

Net loss	$(26,836)	$(8,724)

Amortization of debt issuance costs, debt discounts and debt extinguishment	1,704	1,708
Provision for income taxes	52	8
Amortization of intangibles	741	756
Impairment charges	8,373	—
Foreign currency exchange loss	1,597	844
Non-cash stock-based compensation expense	491	368
Change in the fair value of derivatives	1,258	—
Adjusted net loss	$(12,620)	$(5,040)

Non-GAAP adjusted net loss per basic and diluted share	$(0.23)	$(0.09)